Exhibit 99.1

LAUREATE EDUCATION REPORTS THIRD QUARTER AND
NINE MONTHS ENDED SEPTEMBER 30, 2019 FINANCIAL RESULTS

Operating Model Transformation Yielding Strong Margin Progression -- Increasing 2020 Margin Guidance
Stock Repurchase Program Expanded to $300 Million

BALTIMORE, MARYLAND - November 6, 2019 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Highlights (compared to third quarter 2018):

•	Revenue of $773.7 million was up 2% on an organic constant currency basis[1]. On a reported basis, revenue decreased 1% due to the weakening of foreign currencies against the US Dollar.

•	Operating income increased by $16.7 million to $45.7 million.

•	Net loss (including discontinued operations) for the third quarter of 2019 was $96.8 million, as compared to a net loss of $96.7 million for the third quarter of 2018.

•
Adjusted EBITDA was $133.8 million, which was significantly ahead of guidance and driven by continued progress on the Company's transformation initiatives, which are yielding results at a pace faster than anticipated. Adjusted EBITDA results represent an improvement of 15% on an organic constant currency basis versus same quarter prior year.

Nine Months Ended September 30, 2019 Highlights (compared to nine months ended September 30, 2018):

•	New enrollments increased 8%.

•	Total enrollments increased 2%.

•	Revenue of $2,367.2 million was up 3% on an organic constant currency basis[1]. On a reported basis, revenue decreased 1% due to the weakening of foreign currencies against the US Dollar.

•	Operating income increased by $21.5 million to $170.9 million.

•
Net income (including discontinued operations) for the nine months ended September 30, 2019 was $877.1 million, as compared to $298.8 million for the nine months ended September 30, 2018, largely attributable to gains from asset sales.

•	Adjusted EBITDA increased by $12.5 million to $403.0 million, an improvement of 9% on an organic constant currency basis.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

“I’m pleased to report very strong performance for the third quarter,’’ said Eilif Serck-Hanssen, President and Chief Executive Officer. “Laureate Education's Adjusted EBITDA, which is significantly ahead of expectations, is being driven by continued progress on our transformation initiatives, which are yielding results at a pace faster than anticipated. The majority of our margin progression year-to-date has come from cost savings following the simplification of our organization structure and a more focused footprint. Going forward, while we still expect further G&A efficiencies, we believe our educational productivity and revenue initiatives will be a bigger component of additional margin expansion. Moreover, the success of our efforts gives us confidence to make additional investments to drive further margin improvements and allows us to return additional capital to shareholders through our expanded stock repurchase program.’’

Third Quarter 2019 Results

Revenue in the third quarter of 2019 was $773.7 million, up 2% on an organic constant currency basis. On a reported basis, revenue in the third quarter of 2019 decreased by 1% compared to the third quarter of 2018, due to weakening of foreign currencies, primarily the Chilean Peso, against the US Dollar. Operating income in the third quarter of 2019 increased by $16.7 million to $45.7 million from $29.0 million in the third quarter of 2018. Net loss for the third quarter of 2019 (including discontinued operations) was $96.8 million, which included a $41.1 million loss primarily related to the completion of the previously announced sale of our institution in Turkey, compared to a net loss of $96.7 million in the third quarter of 2018. Basic and diluted loss per share were $0.43 for the third quarter of 2019.

Adjusted EBITDA was $133.8 million in the third quarter of 2019, up 15% on an organic constant currency basis. On a reported basis, Adjusted EBITDA in the third quarter increased 9% compared to the third quarter of 2018.

Balance Sheet and Capital Structure

The Company's stock repurchases under its previously announced stock repurchase program have reached the authorized limit of $150 million. The board of directors has authorized a $150 million increase to its existing repurchase program, bringing the total repurchase authorization to $300 million.

Laureate ended the third quarter of 2019 with $323.9 million of cash on hand and $649.9 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $64.0 million of cash recorded at subsidiaries that are classified as held for sale at September 30, 2019.

On October 7, 2019, the Company entered into a Third Amended and Restated Credit Agreement, which, among other things, increases the borrowing capacity of our revolving credit facility from $385.0 million to $410.0 million, lowers the applicable interest rate margins, and extends the maturity date from April 26, 2022 to October 7, 2024.

Transformation Update and 2019 Outlook

Transformation Update

The investments made over the past two years to simplify the business, mitigate risk, and strengthen Laureate’s balance sheet have been key drivers for the increases in the Company’s Adjusted EBITDA margins. Following the pace of accelerated transformation this year, Laureate is raising its 2020 Adjusted EBITDA margin guidance (as previously provided during its Investor Day in January 2018) to 22%, a full 100bps ahead of previous guidance.

The Company’s operating model transformation has been built on four main pillars:

•	G&A reductions;

•	Educational productivity initiatives;

•	Revenue optimization; and

•	Procurement & Real Estate.

The majority of the margin progression to date has come from cost savings following the simplification of Laureate’s organization structure and a more focused footprint. Going forward, while the Company still expects further G&A efficiencies, educational productivity and revenue initiatives will be a bigger component of additional margin expansion.

2019 Outlook

Laureate is updating full-year guidance in light of three main factors:

•
The Company's operational performance has exceeded expectations this year in terms of profitability and margin progression. That alone results in higher earnings expectations for 2019 in local currency.

•	The US dollar has continued to strengthen since the Company’s second quarter earnings release and thus is creating foreign exchange translation headwinds.

•
Given the reclassification of Laureate's Saudi Arabia business unit to discontinued operations, the Company is adjusting Revenue and Adjusted EBITDA to reflect discontinued operations accounting for that business unit.

Based on the current foreign exchange spot rates2, Laureate currently expects its pro-forma performance for full-year 2019 to be as follows:

Continuing Operations

•	Total enrollments unchanged at approximately 865,000 students, reflecting the sale of UniNorte (Brazil);

•	Revenues to be in the range of $3.233 billion to $3.268 billion; and

•	Adjusted EBITDA unchanged and to be in the range of $640 to $650 million, with operational outperformance fully offsetting foreign exchange headwinds.

Consolidated Operations

•	Free Cash Flow, defined as operating cash flow less capital expenditures, unchanged and expected to be approximately $145 million for 2019, despite timing impacts from asset sales; and

•
The Company is expanding its range for net debt for 2019 to approximately $1.0 billion to $1.2 billion, factoring in the additional $150 million stock repurchase program. The amount of additional repurchases this year will impact where we expect to be within that range.

2 Based on actual FX rates for January-October 2019, and current spot FX rates (local currency per US dollar) of MXN 19.34, BRL 3.89, CLP 711.00, PEN 3.34 and AUD 1.47 for November - December 2019. FX impact may change based on fluctuations in currency rates in future periods.

Reconciliations of forward-looking non-GAAP measures (2020 Adjusted EBITDA margin outlook, 2019 Adjusted EBITDA outlook and 2019 Free Cash Flow outlook) to the relevant GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Saudi Reclassification to Discontinued Operations

The institutions in the Kingdom of Saudi Arabia were managed under a contract that expired at the end of August 2019 and was not renewed. Accordingly, these institutions, which were part of the strategic shift announced in 2018, were disposed of other than by sale in August 2019 and, beginning in the third quarter of 2019, have been included in discontinued operations for all periods presented.

Nine Months Ended September 30, 2019 Results

New enrollments for the nine months ended September 30, 2019 increased 8%, compared to our new enrollment activity for the nine months ended September 30, 2018. New enrollment performance reflects strong growth of 11% in the Andean region, as well as increased performance in Brazil, which was up 13%, led by 71% growth in new enrollments in Distance Learning within the Brazil segment. Rest of World grew new enrollments by 20% as compared to the prior-year period, and new enrollments for Mexico grew by 3% as compared to the prior-year period. For Online & Partnerships, enrollments continue to be affected by the planned transition away from lower revenue and margin producing students from international students in that segment. For Walden's core domestic portfolio, new and total enrollments are broadly flat as we continue to see growth in health and behavioral sciences and our competency-based learnings program, TEMPO, offset by competitive pressures in other verticals. On an organic basis, total enrollments through September 30, 2019 were up 2% compared to the period ended September 30, 2018.

For the nine months ended September 30, 2019, revenue was $2,367.2 million, up 3% on an organic constant currency basis. On a reported basis, revenues in the nine months ended September 30, 2019 decreased by $30.6 million compared to the nine months ended September 30, 2018, due to weakening of foreign currencies, primarily the Brazilian Real and the Chilean Peso, against the US Dollar. Operating income in the nine months ended September 30, 2019 increased

$21.5 million compared to the nine months ended September 30, 2018. Net income (including discontinued operations) for the nine months ended September 30, 2019 was $877.1 million, which included an $848.4 million gain, net of tax effect, related primarily to the completion of the previously announced divestitures of St. Augustine and our institutions in Thailand, South Africa, India, Spain, Portugal, and Turkey. Basic and diluted earnings per share for the nine months ended September 30, 2019 were $3.91.

Adjusted EBITDA was $403.0 million for the nine months ended September 30, 2019, an improvement of 9% on an organic constant currency basis. On a reported basis, Adjusted EBITDA for the nine months ended September 30, 2019 increased 3% compared to the nine months ended September 30, 2018.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-800-774-6070 (for U.S.- based callers) or 1-630-691-2753 (for international callers), and request to join the Laureate conference call, conference ID 6666979. Replays of the entire call will be available through November 13, 2019, at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 6666979. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, Adjusted EBITDA margin, costs, capital expenditures, the stock repurchase program, cash interest expense, Free Cash Flow and reported earnings per share), (ii) the impact from the implementation of ASC 842 and (iii) our planned divestitures are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 28, 2019, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by revenues, provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 3Q 2019	YTD 3Q 2018	Change		As of 9/30/2019	As of 9/30/2018	Change
			Total	Organic			Total	Organic
Brazil	177,400	157,100	13%	13%	282,700	273,000	4%	4%
Mexico	110,400	107,400	3%	3%	206,500	210,200	(2)%	(2)%
Andean	131,300	118,000	11%	11%	331,900	314,800	5%	5%
Rest of World	11,000	9,200	20%	20%	15,600	13,500	16%	16%
Online & Partnerships (1)	24,000	27,000	(11)%	(11)%	58,300	62,000	(6)%	(6)%
Laureate (2)	454,100	418,700	8%	8%	895,000	873,500	2%	2%

(1) We no longer accept new enrollments at the University of Liverpool and the University of Roehampton. Domestic new enrollments were down 1%.
(2) Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Revenues	$773.7	$778.3	$(4.6)	$2,367.2	$2,397.8	$(30.6)
Costs and expenses:
Direct costs	655.6	665.5	(9.9)	2,002.2	2,044.2	(42.0)
General and administrative expenses	72.3	73.7	(1.4)	193.7	194.2	(0.5)
Loss on impairment of assets	—	10.0	(10.0)	0.5	10.0	(9.5)
Operating income	45.7	29.0	16.7	170.9	149.4	21.5
Interest income	3.2	3.5	(0.3)	9.6	9.4	0.2
Interest expense	(40.3)	(58.3)	18.0	(136.4)	(181.7)	45.3
Loss on debt extinguishment	(0.2)	—	(0.2)	(26.4)	(7.5)	(18.9)
Gain (loss) on derivatives	0.3	(0.1)	0.4	8.1	92.1	(84.0)
Other income, net	1.0	8.3	(7.3)	9.1	10.8	(1.7)
Foreign currency exchange loss, net	(14.8)	(26.4)	11.6	(10.6)	(44.0)	33.4
Loss on disposal of subsidiaries, net	(1.5)	—	(1.5)	(1.5)	—	(1.5)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(6.6)	(44.1)	37.5	22.7	28.5	(5.8)
Income tax (expense) benefit	(22.0)	3.7	(25.7)	(60.7)	(65.1)	4.4
Equity in net income of affiliates, net of tax	—	—	—	0.2	—	0.2
Loss from continuing operations	(28.5)	(40.4)	11.9	(37.8)	(36.6)	(1.2)
(Loss) income from discontinued operations, net of tax	(27.1)	(37.9)	10.8	66.5	23.6	42.9
(Loss) gain on sales of discontinued operations, net of tax	(41.1)	(18.4)	(22.7)	848.4	311.9	536.5
Net (loss) income	(96.8)	(96.7)	(0.1)	877.1	298.8	578.3
Net loss (income) attributable to noncontrolling interests	1.6	1.9	(0.3)	0.5	(0.3)	0.8
Net (loss) income attributable to Laureate Education, Inc.	$(95.2)	$(94.8)	$(0.4)	$877.6	$298.5	$579.1

Accretion of other redeemable noncontrolling interests and equity and Series A convertible redeemable preferred stock	$(0.2)	$0.3	$(0.5)	$0.3	$12.7	$(12.4)
Net (loss) income available to common stockholders	$(95.4)	$(94.5)	$(0.9)	$877.9	$311.2	$566.7

Basic and diluted (loss) earnings per share:
Basic weighted average shares outstanding	224.2	224.0	0.2	224.5	209.1	15.4
Basic and diluted weighted average shares outstanding	224.2	224.0	0.2	224.5	209.1	15.4
Basic (loss) earnings per share	$(0.43)	$(0.42)	$(0.01)	$3.91	$1.49	$2.42
Diluted (loss) earnings per share	$(0.43)	$(0.42)	$(0.01)	$3.91	$1.43	$2.48

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended September 30,	2019	2018	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$114.1	$121.1	(6)%	(5)%	$(7.0)	$(6.1)	$—	$—	$(0.9)
Mexico	145.8	148.3	(2)%	1%	(2.5)	0.8	—	—	(3.3)
Andean	307.3	299.6	3%	7%	7.7	20.8	—	—	(13.1)
Rest of World	52.6	47.7	10%	17%	4.9	8.3	—	—	(3.4)
Online & Partnerships	155.5	165.2	(6)%	(6)%	(9.7)	(9.7)	—	—	—
Corporate & Eliminations	(1.5)	(3.7)	59%	59%	2.2	2.2	—	—	—
Total Revenues	$773.7	$778.3	(1)%	2%	$(4.6)	$16.1	$—	$—	$(20.7)

Adjusted EBITDA
Brazil	$3.1	$0.7	nm	nm	$2.4	$4.3	$(1.0)	$—	$(0.9)
Mexico	23.1	23.7	(3)%	2%	(0.6)	0.5	(0.4)	—	(0.7)
Andean	92.6	90.6	2%	7%	2.0	5.9	—	—	(3.9)
Rest of World	11.5	8.0	44%	54%	3.5	4.3	—	—	(0.8)
Online & Partnerships	44.3	45.7	(3)%	(3)%	(1.4)	(1.4)	—	—	—
Corporate & Eliminations	(40.8)	(45.6)	11%	11%	4.8	4.8	—	—	—
Total Adjusted EBITDA	$133.8	$123.2	9%	15%	$10.6	$18.3	$(1.4)	$—	$(6.3)
nm - percentage changes not meaningful

(2)
Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

IN MILLIONS
			% Change		$ Variance Components
For the nine months ended September 30,	2019	2018	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$421.1	$469.5	(10)%	(2)%	$(48.4)	$(10.3)	$—	$—	$(38.1)
Mexico	464.7	463.9	—%	2%	0.8	7.3	—	—	(6.5)
Andean	869.2	844.2	3%	9%	25.0	74.9	—	—	(49.9)
Rest of World	137.2	131.4	4%	13%	5.8	16.7	—	—	(10.9)
Online & Partnerships	477.0	498.2	(4)%	(4)%	(21.2)	(21.2)	—	—	—
Corporate & Eliminations	(2.1)	(9.4)	78%	78%	7.3	7.3	—	—	—
Total Revenues	$2,367.2	$2,397.8	(1)%	3%	$(30.6)	$74.8	$—	$—	$(105.4)

Adjusted EBITDA
Brazil	$31.3	$52.6	(40)%	(32)%	$(21.3)	$(17.0)	$(2.1)	$—	$(2.2)
Mexico	80.5	82.0	(2)%	2%	(1.5)	1.9	(1.5)	—	(1.9)
Andean	246.1	235.4	5%	10%	10.7	22.6	—	—	(11.9)
Rest of World	20.2	12.0	68%	79%	8.2	9.5	—	—	(1.3)
Online & Partnerships	142.8	136.1	5%	5%	6.7	6.7	—	—	—
Corporate & Eliminations	(117.9)	(127.6)	8%	8%	9.7	9.7	—	—	—
Total Adjusted EBITDA	$403.0	$390.5	3%	9%	$12.5	$33.4	$(3.6)	$—	$(17.3)

(3)
Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2019	December 31, 2018	Change
Assets
Cash and cash equivalents	$323.9	$387.8	$(63.9)
Receivables (current), net	371.4	225.3	146.1
Other current assets	297.3	266.4	30.9
Current assets held for sale	131.6	337.7	(206.1)
Property and equipment, net	1,191.4	1,275.3	(83.9)
Operating lease right-of-use assets, net	871.7	—	871.7
Goodwill and other intangible assets	2,795.3	2,858.8	(63.5)
Other long-term assets	393.5	383.2	10.3
Long-term assets held for sale	448.6	1,035.2	(586.6)
Total assets	$6,824.7	$6,769.6	$55.1

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$496.4	$482.2	$14.2
Deferred revenue and student deposits	464.3	193.2	271.1
Total operating leases, including current portion	892.7	—	892.7
Total long-term debt, including current portion	1,278.3	2,693.9	(1,415.6)
Total due to shareholders of acquired companies, including current portion	21.5	45.4	(23.9)
Other liabilities	533.5	609.2	(75.7)
Current and long-term liabilities held for sale	295.1	680.4	(385.3)
Total liabilities	3,981.9	4,704.3	(722.4)
Redeemable noncontrolling interests and equity	11.9	14.4	(2.5)
Total stockholders' equity	2,830.9	2,050.9	780.0
Total liabilities and stockholders' equity	$6,824.7	$6,769.6	$55.1

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2019	2018	Change
Cash flows from operating activities
Net income	$877.1	$298.8	$578.3
Depreciation and amortization	146.3	190.0	(43.7)
Loss on impairment of assets	25.5	10.0	15.5
Amortization of operating lease right-of-use assets	95.6	—	95.6
Gain on sales of subsidiaries and disposal of property and equipment, net	(814.2)	(293.0)	(521.2)
Gain on derivative instruments	(8.3)	(92.7)	84.4
(Payments for) proceeds from settlement of derivative contracts	(8.2)	14.1	(22.3)
Loss on debt extinguishment	26.9	7.5	19.4
Unrealized foreign currency exchange loss	8.4	53.7	(45.3)
Income tax receivable/payable, net	(39.7)	(10.1)	(29.6)
Working capital, excluding tax accounts	(86.2)	82.7	(168.9)
Other non-cash adjustments	89.2	95.3	(6.1)
Net cash provided by operating activities	312.3	356.4	(44.1)
Cash flows from investing activities
Purchase of property and equipment	(102.1)	(150.5)	48.4
Expenditures for deferred costs	(12.1)	(13.2)	1.1
Receipts from sales of discontinued operations, net of cash sold, property and equipment and other	1,141.7	375.8	765.9
Settlement of derivatives related to sale of discontinued operations and net investment hedge	12.9	(10.0)	22.9
Proceeds from sale of investment	11.5	—	11.5
Investing other, net	(1.1)	24.6	(25.7)
Net cash provided by investing activities	1,050.7	226.8	823.9
Cash flows from financing activities
Decrease in long-term debt, net	(1,465.7)	(454.9)	(1,010.8)
Payments of deferred purchase price for acquisitions	(19.8)	(17.6)	(2.2)
Payment of dividends on Series A Preferred Stock	—	(11.1)	11.1
Payments to repurchase common stock	(87.9)	—	(87.9)
Payments of debt issuance costs	(6.6)	(0.5)	(6.1)
Financing other, net	(7.6)	(2.8)	(4.8)
Net cash used in financing activities	(1,587.6)	(486.9)	(1,100.7)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(8.8)	(4.5)	(4.3)
Change in cash included in current assets held for sale	157.6	(41.2)	198.8
Net change in Cash and cash equivalents and Restricted cash	(75.8)	50.5	(126.3)
Cash and cash equivalents and Restricted cash at beginning of period	583.6	525.7	57.9
Cash and cash equivalents and Restricted cash at end of period	$507.7	$576.3	$(68.6)

Non-GAAP Reconciliation

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA for the three months and nine months ended September 30, 2019 and 2018:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Loss from continuing operations	$(28.5)	$(40.4)	$11.9	$(37.8)	$(36.6)	$(1.2)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.2)	—	(0.2)
Income tax expense (benefit)	22.0	(3.7)	25.7	60.7	65.1	(4.4)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(6.6)	(44.1)	37.5	22.7	28.5	(5.8)
Plus:
Loss on disposal of subsidiaries, net	1.5	—	1.5	1.5	—	1.5
Foreign currency exchange loss, net	14.8	26.4	(11.6)	10.6	44.0	(33.4)
Other income, net	(1.0)	(8.3)	7.3	(9.1)	(10.8)	1.7
(Gain) loss on derivatives	(0.3)	0.1	(0.4)	(8.1)	(92.1)	84.0
Loss on debt extinguishment	0.2	—	0.2	26.4	7.5	18.9
Interest expense	40.3	58.3	(18.0)	136.4	181.7	(45.3)
Interest income	(3.2)	(3.5)	0.3	(9.6)	(9.4)	(0.2)
Operating income	45.7	29.0	16.7	170.9	149.4	21.5
Plus:
Depreciation and amortization	48.6	52.8	(4.2)	145.1	161.2	(16.1)
EBITDA	94.3	81.8	12.5	316.0	310.6	5.4
Plus:
Share-based compensation expense (4)	1.5	6.4	(4.9)	9.2	9.6	(0.4)
Loss on impairment of assets (5)	—	10.0	(10.0)	0.5	10.0	(9.5)
EiP implementation expenses (6)	38.0	25.0	13.0	77.3	60.3	17.0
Adjusted EBITDA	$133.8	$123.2	$10.6	$403.0	$390.5	$12.5

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(5) Represents non-cash charges related to impairments of long-lived assets.
(6) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.